EXHIBIT 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:	Jennifer Schmidt
Phone:	949.333.1721
Email:	jschmidt@steadfastcmg.com

STEADFAST INCOME REIT ACQUIRES

RENAISSANCE AT ST. ANDREWS APARTMENTS IN LOUISVILLE, KENTUCKY

Purchase Marks REIT’s Third Louisville, Ky-Area Apartment Community

IRVINE, Calif., Feb. 22, 2012 – Steadfast Income REIT, Inc. announced today the $12.5 million acquisition of Renaissance at St. Andrews, a 216-unit community in Louisville, KY, a city included in Forbes Magazine’s Top 15 “Best Places for Careers and Business.”

“We think this asset is consistent with our focus on acquiring established apartments in locations that present strong opportunity for rent growth and value appreciation,” said Rodney F. Emery, CEO and president of Steadfast. “Louisville has a diversified and growing economy and we are pleased to increase our presence in the metro area.”

Built in 2001, Renaissance is 90% occupied with in-place monthly rents that average $685. The property consists of 9 three-story, garden-style buildings with 108 one-bedroom units that average 770 square feet and 108 two-bedroom units that are 1,100 square feet.

Residents enjoy amenities that include fully equipped kitchens, private balconies or patios, walk-in closets, intrusion alarm systems, a 24-hour fitness center, pool with waterfall and sundeck, laundry facilities and garages with remote access. Additionally, select units have washer/dryer connections.

The property’s central location provides easy access to the greater metropolitan Louisville area, the Louisville International Airport and Fort Knox, a nearby U.S. Army post that recently added approximately 4,000 jobs. Further, Ford Motor Company recently added 1,800 jobs at its Louisville Assembly Plant, which is 10 miles from Renaissance.

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2-2-2 Steadfast Income REIT Acquires Renaissance at St. Andrews Apartments

The acquisition marks the REIT’s third Louisville-area property. In May 2011 Steadfast acquired Arbor Pointe Apartments for $6.5 million, and in August 2011 the REIT acquired Cooper Creek Apartments for $10.4 million.

About Steadfast Income REIT

Steadfast Income REIT is a real estate investment trust that intends to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties.

The REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

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